UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2026

LIFEMD, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39785	76-0238453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

236 Fifth Avenue, Suite 400
New York, NY 10001
(Address of principal executive offices, including zip code)

(866) 351-5907
(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	LFMD	The Nasdaq Capital Market
Series A Cumulative Perpetual Preferred Stock, $0.0001 per share	LFMDP	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 2, 2026, LifeMD, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Citizens Bank, N.A. (the “Lender”), which provides for a senior secured revolving credit facility in an aggregate outstanding amount not exceeding $30 million (the “Credit Facility”) to support potential corporate development and/or shareholder value creation initiatives. The Credit Facility may be increased in the aggregate principal amount of up to $20 million on the terms and subject to the conditions described in the Credit Agreement. In connection with the Credit Agreement, among other things, the Company issued a revolving loan note to the Lender for any loans that may be made under the Credit Facility. Additionally, among other things, the Company and its subsidiaries entered into a pledge and security agreement and a guarantee agreement to provide credit support for the Credit Facility.

The Credit Facility matures on January 2, 2029. The terms of the Credit Facility provide a variable rate of interest to be charged on outstanding balances and impose a commitment fee based on the average unused amount available to be drawn under the Credit Facility. The variable rate of interest to be charged on outstanding balances is based on a benchmark interest rate as selected by the Company, plus an applicable margin as specified in the Credit Agreement, which may vary depending on the benchmark interest rate selected. Specifically, the applicable margin ranges from 1.50% to 2.25% for the benchmark interest rate based on Term SOFR and 0.50% to 1.25% for the benchmark interest rate based on Alternate Base Rate and the commitment fee ranges from 0.225% to 0.30%, in each case, depending on the Consolidated Leverage Ratio. The Credit Facility had no upfront fee to the Company.

The Credit Agreement contains restrictions on the Company, its Subsidiaries and AMG Entities, including restrictions on the ability to incur debt, incur liens, make investments and make dispositions. The Credit Agreement also includes financial covenants, which require the Company to maintain (a) the Consolidated Leverage Ratio (as defined in the Credit Agreement) as of the end of any fiscal quarter commencing with the fiscal quarter ending March 31, 2026 to be at or less than 2.50 to 1.00, and (b) the Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) as of the end of any fiscal quarter commencing with the fiscal quarter ending March 31, 2026 to be at least 3.00 to 1.00. The Credit Agreement includes a number of certain representations and warranties, affirmative covenants, negative covenants and events of default more specifically described in the Credit Agreement. The Company has not drawn any funds under the Credit Facility as of the closing date of January 2, 2026.

The foregoing descriptions of the Credit Agreement and related documents do not purport to be complete and are qualified in their entireties by reference to the full text of such documents, which are filed as exhibits 10.1 through 10.4, respectively, hereto and are incorporated herein by reference.

All capitalized terms used but not otherwise defined in this Item 1.01 have the meanings assigned to them in the Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On January 6, 2026, the Company issued a press release announcing the Credit Facility. A copy of the press release is furnished as Exhibit 99.1 and is incorporated by reference herein.

By filing this Current Report on Form 8-K and furnishing the information contained herein, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD. The information contained in the press release is summary information that is intended to be considered in the context of the Company’s Securities and Exchange Commission (“SEC”) filings and other public announcements that the Company may make, by press release or otherwise, from time to time. The Company undertakes no duty or obligation to publicly update or revise the information contained in this report, although it may do so from time to time as its management believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

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The information provided under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

10.1	Credit Agreement between LifeMD, Inc., and Citizens Bank, N.A., dated January 2, 2026
10.2	Guarantee Agreement among LifeMD, Inc., each of the Subsidiary Guarantors party thereto, and Citizens Bank, N.A., dated January 2, 2026
10.3	Pledge and Security Agreement among LifeMD, Inc., each of the Guarantors party thereto, and Citizens Bank, N.A., dated January 2, 2026
10.4	Revolving Loan Note issued by LifeMD, Inc. to Citizens Bank, N.A., dated January 2, 2026
99.1	Press Release, dated January 6, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEMD, INC.

Dated: January 6, 2026	By:	/s/ Marc Benathen
	Name:	Marc Benathen
	Title:	Chief Financial Officer

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